Meta Financial Group, Inc.® Reports Results for Third Quarter of Fiscal 2017
2017 Fiscal Third Quarter Net Income $9.8 million

Sioux Falls, SD, July 26, 2017 (GLOBE NEWSWIRE) -- Meta Financial Group, Inc.® (Nasdaq: CASH) (“MFG,” “Meta” or the “Company”)

Highlights for the 2017 fiscal third quarter ended June 30, 2017

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The Company recorded net income of $9.8 million, or $1.04 per diluted share, for the three months ended June 30, 2017, compared to net income of $8.9 million, or $1.04 per diluted share, for the three months ended June 30, 2016. The 2017 fiscal third quarter pre-tax results included $2.3 million in non-cash stock-related compensation associated with employment agreements for three executive officers, $1.9 million in amortization of intangible assets (see Select Quarterly Expenses table), $0.9 million payout of severance costs related to ongoing synergy efforts in our tax divisions, and $0.2 million of acquisition expenses.

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Net interest income was $24.9 million in the 2017 fiscal third quarter, an increase of $5.0 million, or 25%, compared to the third quarter of fiscal 2016. This increase was primarily due to higher volumes in specialty finance loans inclusive of the floating rate student loan portfolio, higher volume and yields attained from investments (primarily in high credit quality, tax-exempt municipal bonds and floating rate asset-backed securities), and higher loan volumes in the retail bank.

•
Card fee income increased $4.3 million, or 23%, for the 2017 fiscal third quarter when compared to the same quarter in 2016. This increase was due in part to residual fees related to a wind down of one of our non-strategic partners and a promotional campaign by another partner.

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Refund transfer ("RT") product fee income increased $2.4 million, or 69%, for the 2017 fiscal third quarter when compared to the same quarter in 2016. The increase was primarily due to the acquisition of EPS Financial ("EPS") on November 1, 2016.

•	The Company's 2017 fiscal third quarter average assets grew to $4.00 billion, compared to $3.07 billion in the 2016 third quarter, an increase of 30%.

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Total loans receivable, net of allowance for loan losses, increased $354.9 million, or 42%, at June 30, 2017, compared to June 30, 2016. This increase was primarily related to growth in consumer loans of $135.2 million, of which $127.6 million was attributable to the student loan portfolio purchased in December 2016. Growth in commercial real estate loans of $107.1 million, or 28%, premium finance loans of $90.3 million, or 64%, and residential mortgage loans of $40.3 million, or 27%, also contributed to the increase in loans receivable compared to June 30, 2016. Retail bank loans at June 30, 2017 were up $137.3 million, or 20%, compared to June 30, 2016. Excluding the purchased student loan portfolio and refund advance loans, total loans receivable, net of allowance for loan losses, at June 30, 2017 were up $226.9 million, or 27%, compared to June 30, 2016.

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Payments division average deposits increased $178.4 million, or 9%, for the 2017 fiscal third quarter when compared to the same quarter of 2016. Excluding a one-time promotion by one of our partners that caused the roll-off of associated deposits when it ended, Payments average deposits would have increased $266.1 million, or 14%, when comparing the 2017 fiscal third quarter to the same quarter of 2016.

•
Non-performing assets (“NPAs”) were 1.17% of total assets at June 30, 2017, compared to 0.07% at June 30, 2016. The increase in NPAs was primarily related to two large, well-collateralized agricultural relationships becoming more than 90 days past due and which are still accruing along with remaining tax advance loans that are over 94% reserved, which we believe is adequate to cover losses.

"As we have closed out another successful tax season, I am delighted to report a strong fiscal third quarter has added to our record-breaking year," said Chairman and CEO J. Tyler Haahr. "We were able to seamlessly integrate our recent acquisitions of EPS and Specialty Consumer Services ("SCS") into our existing tax business, which has created opportunities for synergies and efficiencies between our tax divisions, and we believe those synergies and efficiencies will only continue to improve. We are actively working on plans for next tax season along with enhancements to our products, platforms, and systems, and we expect to be able to provide an update on the upcoming tax season in early fiscal year 2018.
"Our banking and payments businesses have also sustained positive growth during the third fiscal quarter of 2017. The Company's loan portfolio increased 42% and fee income increased 28% from the fiscal 2016 third quarter.
"In addition to the synergies noted above, we are busy building multiple credit products with strategic partners to enhance our specialty lending business that would allow us to replace lower yielding securities with higher yielding loans. Our ability to develop credit products has been enhanced with the expertise of the team that joined us from SCS. And as we have done historically, we continue to consider potential acquisitions and other opportunities that we believe would align with the Company's strategic initiatives."
Financial Summary
Revenue
Total revenue for the fiscal 2017 third quarter was $55.8 million, compared to $43.7 million for the same quarter in 2016, an increase of $12.1 million, or 28%, primarily due to growth in interest from loans and investments, as well as a favorable mix among interest-earning assets. Growth in card fee income and RT product fee income also led to the increase in total revenue.
Net Income
The Company recorded net income of $9.8 million, or $1.04 per diluted share, for the three months ended June 30, 2017, compared to net income of $8.9 million, or $1.04 per diluted share, for the three months ended June 30, 2016. The increase in net income was due to increases of $7.0 million in non-interest income and $5.0 million in net interest income, partially offset by an increase of $10.6 million in non-interest expense.
The 2017 fiscal third quarter pre-tax results included $1.9 million of amortization of intangible assets, $0.9 million payout of severance costs related to ongoing synergy efforts in our tax divisions, and $0.2 million of acquisition expenses, primarily related to the fair value originally recorded for the SCS contingent consideration cash payout. In addition, pre-tax results included $2.3 million in non-cash stock-related compensation in connection with three executive officers signing long-term employment agreements in the first and second quarters of fiscal 2017. These stock awards vest over eight years but the associated expense is heavily front loaded, particularly in the first year (see Select Quarterly Expenses table).

Our tax business is expected to continue to generate the vast majority of its revenues in the Company's fiscal second quarter, with some additional revenues in the third quarter, while most expenses are spread throughout the year with some elevated expenses in the quarters ending in December and March related to the Bank's tax related business.
Net Interest Income
Net interest income for the fiscal 2017 third quarter was $24.9 million, up $5.0 million, or 25%, from the same quarter in 2016, primarily due to the significant increases in volume in the specialty finance loan segment, which includes premium finance loans and the purchased student loan portfolio. Growth in investment security balances and yields attained also contributed to the increase in net interest income. Additionally, the overall increase was driven by a better mix and higher percentage of loans as a percentage of interest earning assets. The quarterly average outstanding balance of loans from all sources as a percentage of interest earning assets increased from 29% as of the end of the third fiscal quarter of 2016 to 33% as of the end of the third fiscal quarter of 2017. Offsetting this increase, lower yielding agency Mortgage-Backed Securities ("MBS") decreased from 26% of interest earning assets in the fiscal third quarter of 2016 compared to 22% of interest earning assets for the same quarter in 2017. Net interest income for the fiscal 2017 third quarter was up $1.0 million from the Company's fiscal 2017 second quarter, as anticipated, due to a better mix of earning assets, even though the quarterly average earning assets decreased substantially from the fiscal second quarter of 2017 to the fiscal third quarter of 2017. The decrease, as anticipated, was related to lower uninvested cash balances and seasonal tax advance loans.
Net Interest Margin
Net Interest Margin ("NIM") decreased from 3.27% in the fiscal 2016 third quarter to 3.25% in the fiscal 2017 third quarter. When excluding the subordinated debt issued in the 2016 fourth fiscal quarter, NIM would have been 3.38%, or an additional 13 basis points, in the fiscal 2017 third quarter. Excluding tax advance loans, NIM would have increased by an additional one basis point to 3.39% for the current quarter. Also, with the securities portfolio transactions which took place in the fiscal 2017 third quarter, in concert with the balance sheet utilizing the trade date of a securities transaction and the income statement utilizing the settlement date of a securities transaction and with many purchases of securities being new issues with long first settle periods, the Company estimates removal of this trade date/settle date timing would add one basis point to reported NIM to 3.26% and 3.27% when excluding tax advance loans, but before removing the impact of the subordinated debt.
The overall reported tax equivalent yield (“TEY”) on average earning asset yields increased by 31 basis points to 3.69% when comparing the fiscal 2017 third quarter to the 2016 third quarter, which was driven primarily by the Company's improved earning asset mix with increased exposure to its high-quality premium finance, student, and retail bank loan portfolios and highlights the beneficial tailwind provided by this rotation. The Company seeks to remain diligent and disciplined when evaluating loan pool deal flow to continue to optimize the deployment of our national, non-interest-bearing deposit base. We anticipate that many of these loan pools could add immediate earnings accretion with acceptable risk parameters, as we believe to be the case with the recent student loan portfolio purchase.
The fiscal 2017 third quarter TEY on the securities portfolio increased by 25 basis points compared to the comparable prior year fiscal third quarter primarily due to a shifting mix in the investment portfolio with new investments in overall higher yielding investment securities, primarily mortgage-related, tax-exempt municipal securities rather than traditional agency MBS and a higher rate environment when significant purchases were made in our fiscal second quarter.

The Company’s average interest-earning assets for the fiscal 2017 third quarter grew by $775.8 million, or 27%, to $3.63 billion, from the same quarter in 2016, primarily from growth in loan portfolios, tax-exempt investment securities, and cash and fed funds sold of $378.1 million, $249.8 million, and $19.1 million, respectively.
Overall, the Company's cost of funds for all deposits and borrowings averaged 0.45% during the fiscal 2017 third quarter, compared to 0.13% for the 2016 third quarter. This increase was primarily due to the issuance of the Company's subordinated debt in fiscal year 2016 along with an increase in the overnight borrowing rates and higher average overnight borrowings as the Company fully utilizes its capital during non tax season with higher investments and borrowings. Notwithstanding this increase, the Company believes that its growing, low-cost deposit base gives it a distinct and significant competitive advantage over most banks, and even more so if interest rates continue to rise, because the Company anticipates that its cost of funds will likely remain relatively low, increasing less than at many other banks. While the subordinated debt issuance in 2016 increased the cost of funds at the Company level, MetaBank's cost of funds for the fiscal 2017 third quarter remained at levels much lower than the overall Company cost of funds and as the Company's deposit base grows, the Company expects that the subordinated debt will have a more muted effect on overall Company cost of funds.
Average interest-earning assets for the nine months ended June 30, 2017 increased 31% from the comparable prior fiscal year period, while interest-bearing liabilities increased by 106% primarily related to wholesale deposits and the aforementioned subordinated debt. The TEY of MBS and other investments was 3.13% for the nine months ended June 30, 2017, and 2.95% for the same period in 2016.
Non-Interest Income
Fiscal 2017 third quarter non-interest income of $30.8 million increased $7.0 million, or 29%, from $23.8 million in the same quarter of 2016, largely due to increases in card fee income of $4.3 million, or 23%, primarily driven by residual fees related to a wind down of one of our non-strategic partners and a promotional campaign by another partner and also an increase in RT product fee income of $2.4 million, primarily due to the acquisition of EPS.
Non-Interest Expense
Non-interest expense increased $10.6 million, or 33%, to $42.2 million for the 2017 fiscal third quarter, compared to the same quarter in 2016. This increase was largely caused by a $6.8 million increase in compensation expense, a $1.3 million increase in refund transfer product expense, and a $0.7 million increase in amortization expense. The increase in compensation expense was primarily due to increased staffing from the EPS and SCS acquisitions, non-cash stock-related compensation expense associated with three executive officers signing long-term employment agreements, and $0.9 million payout of severance costs related to ongoing synergy efforts in our tax divisions. The increase in tax product expense was related to the increased activity from our tax distribution channels and recent tax agreements that carried over into the 2017 third fiscal quarter. Amortization expense increased from the third quarter of 2016 due to the EPS and SCS acquisitions. See Select Quarterly Expenses table for a breakdown of anticipated intangible asset amortization for future quarters. Occupancy and equipment and other expenses increased in large part due to the recent EPS and SCS acquisitions.
Income tax expense for the fiscal 2017 third quarter was $2.5 million, resulting in an effective tax rate of 20.5%, compared to $1.1 million, or an effective tax rate of 11.3%, for the 2016 third quarter. For the first nine months of fiscal 2017, our effective tax rate was 20.7%, compared to an effective tax rate of 13.5% for the same period of 2016. Our effective tax rate is not expected to change significantly for the remainder of 2017.

The Company early adopted Accounting Standard Update ("ASU") 2016-09, "Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting." The requirement to report the excess tax benefit related to settlements of share-based awards in earnings as an increase or (decrease) to income tax expense has been applied utilizing the prospective method and resulted in a tax benefit of $0.5 million in the third quarter of fiscal 2017. In addition, the Company recognized $0.3 million in compensation expense related to the reversal of forfeitures in accordance with the adoption of ASU 2016-09. While the adoption of ASU 2016-09 requires retrospective application to all fiscal year periods presented, the Company elected to not recast previously reported financial statements as the impact was considered insignificant.
Loans
Total loans receivable, net of allowance for loan losses, increased $354.9 million, or 42%, from $854.5 million at June 30, 2016 to $1.21 billion at June 30, 2017. Among lending categories, this included a $135.2 million, or 365%, increase in consumer loans, $127.6 million of which was attributable to the student loan portfolio purchased during the first quarter of fiscal 2017. Also contributing to the growth was commercial real estate loans, which increased $107.1 million, or 28%, from $386.8 million at June 30, 2016 to $493.9 million at June 30, 2017 and premium finance loans, which increased $90.3 million, or 64%, from $141.3 million at June 30, 2016 to $231.6 million at June 30, 2017. The growth in net loans receivable from June 30, 2016 to June 30, 2017 was partially offset by a decrease of $6.6 million, or 6%, from $104.6 million to $98.0 million in total agricultural loans, which made up only 2.44% of total assets at June 30, 2017. Retail bank loans increased $137.3 million, or 20%, from $701.8 million at June 30, 2016 to $839.1 million at June 30, 2017. Excluding the purchased student loan portfolio and refund advance loans, total loans receivable, net of allowance for loan losses, at June 30, 2017 were up $226.9 million, or 27%, compared to June 30, 2016.
The Company recorded a provision for loan losses of $1.2 million during the three months ended June 30, 2017. The provision was primarily comprised of a $0.7 million reserve related to retail bank loans driven by increases in both loan volume and qualitative factors and a $0.4 million reserve related to tax advance loans.
The Company’s allowance for loan losses was $15.0 million, or 1.2% of total loans, at June 30, 2017, compared to an allowance of $6.1 million ,or 0.7% of total loans, at June 30, 2016. This increase was primarily due to the additional provision expense related to tax advance loans. As of June 30, 2017, we are currently over 94% reserved for the tax advance loans, which we view as adequately reserved, and we expect them all to be collected or written off by September 30, 2017.
Credit Quality
MetaBank’s NPAs at June 30, 2017 were $47.0 million, representing 1.17% of total assets, compared to $2.2 million and 0.07% of total assets at June 30, 2016 and $1.2 million and 0.03% at September 30, 2016. The increase in NPAs is primarily related to two large agricultural relationships becoming more than 90 days past due and which are still accruing. The Company believes our strong collateral positions on the relationships (less than 75% loan-to-value secured by agricultural real estate) support this decision to continue to accrue interest as we work with these borrowers. Generally, while our agricultural borrowers have been hurt by lower commodity prices over the last few years, many of the producers in our markets have generated record yields to help offset the pricing issues. Given the underlying values of collateral (primarily land related to our agricultural loans), we believe we have minimal loss exposure in the portfolio. The Payments segment had $8.3 million of NPAs at June 30, 2017 related to tax advance loans, compared to none at both June 30, 2016 and September 30, 2016. The increase in Payments segment NPAs at June 30, 2017 compared to June 30, 2016 was mainly due to growth in our tax lending program.

Investments
Total investment securities and MBS increased by $342.8 million, or 17%, to $2.39 billion at June 30, 2017, as compared to June 30, 2016. This included an increase in investment securities of $277.5 million, primarily from purchases of high credit quality non-bank-qualified (“NBQ”) municipal securities and government-related asset-backed securities, and an increase in MBS of $65.4 million as purchases exceeded sales and pay downs.
Average TEY on the securities portfolio increased 25 basis points to 3.20% in the third quarter of fiscal 2017 from 2.95% in the same quarter of 2016. Overall TEY increased by 16 basis points from 3.47% to 3.63% in the third quarter of 2017 on non-MBS investment securities over that same time period in the prior year. Average yields increased within MBS by 27 basis points to 2.33% in the third quarter of 2017 from 2.06% in the same quarter of 2016.
Average TEY on the securities portfolio decreased by four basis points to 3.20% from 3.24% when comparing the 2017 fiscal third quarter to the 2017 fiscal second quarter. Investment securities TEY decreased three basis points to 3.63% from 3.66% and MBS decreased five basis points to 2.33% from 2.38% when comparing the 2017 fiscal third quarter to the 2017 fiscal second quarter. This decrease in other investments is primarily due to the trade date/settle date issue discussed earlier which the Company estimates, when removed, would have added two basis points to the other investment segment yield for an adjusted yield of 3.65%. The decrease was also due, in part, to a small increase in prepayment speeds of the Company's municipal, tax-exempt mortgage related securities which receive principal and tax exempt interest payments directly from the Ginnie Mae MBS pool which collateralizes them and into which the securities can be converted. These municipal, tax exempt mortgage related securities were purchased at slight premiums, as increased prepayment speeds can affect the yield of such securities. The Company believes this increase in prepayment speeds is likely driven by seasonal factors and the decrease in longer term interest rates within the quarter. While speeds increased in these securities, due to the makeup and profile of the borrowers in this program, the Company believes and has observed the prepayment speeds to be slower and more stable historically than the mortgage market in general. The Company attributes the slight quarter over quarter decrease in agency MBS yields to increased prepayment speeds due to the decline in longer term rates throughout the quarter. Within the quarter, the Company completed opportunistic sales of, and additions to, the securities portfolio which it believes will help sustain, if not improve, yields on a go- forward basis in a multitude of rate scenarios. The Company estimates when removing the trade date/settle date issue, the adjusted overall securities portfolio yield would be 3.21%.
The focus of the MBS portfolio remains on minimizing prepayment speed volatility by selecting agency MBS with characteristics intended to make the Company’s agency MBS holdings less susceptible to increased prepayment speeds, while still allowing yields to increase if interest rates increase with controlled extension risk. The Company continues to purchase high-quality investments within certain sectors of the municipal market, at what it believes to be attractive yields. Many of these new purchases are tax-exempt and also backed, or collateralized, by Ginnie Mae, Fannie Mae, and Freddie Mac, thereby enhancing credit quality. The Company also has opportunistically and carefully selected certain government related and guaranteed floating rate securities at yields that are expected to enhance the portfolio's projected performance in a rising interest rate environment.

The Company continues to execute its investment strategy of primarily purchasing U.S. Government-related securities and U.S. Government-related MBS, as well as AAA- and AA- rated NBQ municipal bonds; however, the Company is also reviewing opportunities to add other diverse, high-quality securities at attractive relative rates when opportunities arise. With the Company’s large percentage of non-interest bearing deposits, the TEY for these NBQ bonds is higher than a similar term investment in other investment categories of similar risk and higher than many other banks can realize on the same instruments due to the Company’s current cost of funds and its projected cost of funds if interest rates rise.
Deposits and Other Liabilities
Total end-of-period deposits increased $966.3 million, or 44%, to $3.15 billion at June 30, 2017, compared to June 30, 2016. The increase in end-of-period deposits was primarily a result of an increase in non-interest bearing deposits of $558.9 million and an increase in wholesale deposits of $444.9 million, offset by decreases in savings deposits of $23.3 million and certificates of deposits of $16.6 million. Wholesale deposits have been added during fiscal year 2017 at advantageous rates when compared to the overnight borrowing rates thereby lowering borrowing costs, or have been added to target strategic maturities which are expected to aid in tax season tax advance loan funding.
Total average deposits for the fiscal 2017 third quarter increased by $559.2 million, or 24%, compared to the same period in 2016. Average non-interest bearing deposits for the 2017 third quarter were up $215.6 million, or 10%, compared to the same period in 2016. Excluding a one-time promotion by one of our partners that caused the roll-off of associated deposits when it ended, average non-interest bearing deposits would have increased 16% when comparing the 2017 third quarter to the same quarter of 2016.
The average balance of total deposits and interest-bearing liabilities was $3.48 billion for the three-month period ended June 30, 2017, compared to $2.69 billion for the same period in fiscal 2016, representing an increase of 29%. A portion of this increase was due to the utilization of advantageous pricing and strategic maturities on certain wholesale deposits, as well as the Company's completion of the public offering of its subordinated notes in August 2016, which are due August 15, 2026.
Business Segment Performance
Payments
For the fiscal 2017 third quarter, the Payments segment recorded income before tax of $7.4 million, compared to $8.5 million during the same period last year. Total third quarter 2017 average Payments-generated deposits increased by $178.4 million, or 9%, compared to the same quarter in 2016. Excluding the aforementioned promotion that caused the roll-off of associated deposits, average Payments-generated deposits would have increased $266.1 million, or 14%, when comparing the 2017 fiscal quarter to the same period of the prior year.
Banking
The Banking segment recorded income before tax of $7.9 million for the third quarter of fiscal 2017, compared to $3.3 million in the third quarter of 2016. This increase was primarily driven by the increase in interest income of $4.3 million as a result of growth in our loan portfolio.

Capital Ratios
The Company and the Bank remain above the federal regulatory minimum capital requirements to remain classified as well-capitalized institutions. Regulatory capital ratios at June 30, 2017 are stated in the table below.
The tables below also include certain non-GAAP financial measures that are used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies. Management reviews these measures along with other measures of capital as part of its financial analysis.
Regulatory Capital Data (1)

				Minimum
				Requirement to Be
			Minimum	Well Capitalized
			Requirement For	Under Prompt
			Capital Adequacy	Corrective Action
At June 30, 2017	Company	Bank	Purposes	Provisions

Tier 1 leverage ratio	7.39%	9.44%	4.00%	5.00%
Common equity Tier 1 capital ratio	14.03	18.56	4.50	6.50
Tier 1 capital ratio	14.54	18.56	6.00	8.00
Total qualifying capital ratio	19.08	19.34	8.00	10.00
(1) Regulatory ratios are estimated.
The following table provides certain non-GAAP financial measures used to compute certain of the ratios included in the table above, as well as a reconciliation of such non-GAAP financial measures to the most directly comparable financial measure in accordance with GAAP:

Standardized Approach (1)
June 30, 2017
(Dollars in Thousands)
Total equity	$430,213
Adjustments:
LESS: Goodwill, net of associated deferred tax liabilities	96,273
LESS: Certain other intangible assets	51,839
LESS: Net deferred tax assets from operating loss and tax credit carry-forwards	874
LESS: Net unrealized gains (losses) on available-for-sale securities	7,397
Common Equity Tier 1 (1)	273,830
Long-term debt and other instruments qualifying as Tier 1	10,310
LESS: Additional Tier 1 capital deductions	218
Total Tier 1 capital	283,922
Allowance for loan losses	15,203
Subordinated debentures (net of issuance costs)	73,312
Total qualifying capital	372,437
(1) Capital ratios were determined using the Basel III capital rules that became effective on January 1, 2015. Basel III revised the definition of capital, increased minimum capital ratios, and introduced a minimum CET1 ratio; those changes are being fully phased in through the end of 2021.
The following table provides a reconciliation of tangible common equity used in calculating tangible book value data.

June 30, 2017
(Dollars in Thousands)
Total Stockholders' Equity	$430,213
Less: Goodwill	98,723
Less: Intangible assets	64,798
Tangible common equity	266,692
Less: AOCI	7,397
Tangible common equity excluding AOCI	259,295

Due to the predictable, quarterly cyclicality of MPS deposits in conjunction with tax season business activity, management believes that a six-month capital calculation is a useful metric to monitor the Company’s overall capital management process. As such, the Bank’s six-month average Tier 1 leverage ratio, Common equity Tier 1 capital ratio, Tier 1 capital ratio, and Total qualifying capital ratio as of June 30, 2017 were 8.95%, 18.26%, 18.26%, and 19.02%, respectively.

The Company and MetaBank (the “Bank”) may from time to time make written or oral “forward-looking statements,” including statements contained in this press release, the Company’s filings with the Securities and Exchange Commission (“SEC”), the Company’s reports to stockholders, and in other communications by the Company and the Bank, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.
You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future,” or the negative of those terms, or other words of similar meaning or similar expressions. You should carefully read statements that contain these words because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements are based on information currently available to us and assumptions about future events, and include statements with respect to the Company’s beliefs, expectations, estimates, and intentions, which are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such risks, uncertainties and other factors may cause our actual growth, results of operations, financial condition, cash flows, performance and business prospects and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Such statements address, among others, the following subjects: future operating results; customer retention; loan and other product demand; important components of the Company's statements of financial condition and operations; growth and expansion; new products and services, such as those offered by the Bank or MPS, a division of the Bank; credit quality and adequacy of reserves; technology; and the Company's employees. The following factors, among others, could cause the Company's financial performance and results of operations to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements: maintaining our executive management team; the strength of the United States' economy, in general, and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), as well as efforts of the United States Treasury in conjunction with bank regulatory agencies to stimulate the economy and protect the financial system; inflation, interest rate, market, and monetary fluctuations; the timely development and acceptance of new products and services offered by the Company, as well as risks (including reputational and litigation) attendant thereto, and the perceived overall value of these products and services by users; the risks of dealing with or utilizing third parties; any actions which may be initiated by our regulators in the future; the impact of changes in financial services laws and regulations, including, but not limited to, laws and regulations relating to the tax refund industry and the insurance premium finance industry, our relationship with our primary regulators, the Office of the Comptroller of the Currency and the Federal Reserve, as well as the Federal Deposit Insurance Corporation, which insures the Bank’s deposit accounts up to applicable limits; technological changes, including, but not limited to, the protection of electronic files or databases; acquisitions; litigation risk, in general, including, but not limited to, those risks involving the Bank's divisions; the growth of the Company’s business, as well as expenses related thereto; continued maintenance by the Bank of its status as a well-capitalized institution, particularly in light of our growing deposit base, a portion of which has been characterized as “brokered”; changes in consumer spending and saving habits; and the success of the Company at maintaining its high-quality asset level and managing and collecting assets of borrowers in default should problem assets increase.
The foregoing list of factors is not exclusive. We caution you not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release speak only as of the date hereof. Additional discussions of factors affecting the Company’s business and prospects are reflected under the caption “Risk Factors” and in other sections of the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended September 30, 2016, and in other filings made with the SEC. The Company expressly disclaims any intent or obligation to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries, whether as a result of new information, changed circumstances or future events or for any other reason.

Condensed Consolidated Statements of Operations (Unaudited)
(Dollars in Thousands, Except Share and per Share Data)

ASSETS	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Cash and cash equivalents	$65,630	$67,293	$695,731	$773,830	$36,830
Investment securities available for sale	1,141,684	1,184,440	936,832	910,309	863,468
Mortgage-backed securities available for sale	666,424	642,833	534,939	558,940	579,330
Investment securities held to maturity	464,729	474,306	478,611	486,095	465,451
Mortgage-backed securities held to maturity	117,399	122,497	126,365	133,758	139,138
Loans held for sale	—	—	1,223	—	—
Loans receivable	1,224,359	1,151,192	1,113,485	925,105	860,626
Allowance for loan loss	(14,968)	(14,602)	(6,415)	(5,635)	(6,120)
Federal Home Loan Bank Stock, at cost	16,323	25,043	3,832	47,512	25,311
Accrued interest receivable	21,831	20,902	21,375	17,199	17,911
Premises, furniture, and equipment, net	20,107	20,019	20,093	18,626	18,695
Bank-owned life insurance	84,035	58,378	57,934	57,486	57,038
Foreclosed real estate and repossessed assets	364	—	76	76	—
Goodwill	98,723	98,723	98,898	36,928	36,928
Intangible assets	64,798	66,633	73,472	28,921	30,088
Prepaid assets	31,265	34,596	35,722	9,443	10,434
Deferred taxes	6,858	10,589	12,420	—	407
Meta Payment Systems accounts receivable	5,858	6,005	6,885	6,334	6,694
Other assets	4,274	16,749	1,851	1,492	1,937

Total assets	$4,019,693	$3,985,596	$4,213,329	$4,006,419	$3,144,166

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Non-interest-bearing checking	$2,481,673	$2,637,167	$2,473,275	$2,167,522	$1,922,802
Interest-bearing checking	40,928	44,264	41,119	38,077	39,946
Savings deposits	55,292	65,367	52,566	50,742	78,547
Money market deposits	46,709	42,340	46,856	47,749	45,325
Time certificates of deposit	83,760	61,170	122,334	125,992	100,336
Wholesale deposits	444,857	21,923	926,987	—	—
Total deposits	3,153,219	2,872,231	3,663,137	2,430,082	2,186,956
Short-term debt	277,166	494,919	3,857	1,095,118	439,234
Long-term debt	92,514	92,497	92,479	92,460	119,358
Accrued interest payable	2,463	722	2,255	875	337
Deferred taxes	—	—	—	4,600	—
Accrued expenses and other liabilities	64,118	113,479	79,815	48,309	65,612
Total liabilities	3,589,480	3,573,848	3,841,543	3,671,444	2,811,497

STOCKHOLDERS’ EQUITY
Preferred stock, 3,000,000 shares authorized, no shares issued or outstanding at June 30, 2017, March 31, 2017, December 31, 2016, September 30, 2016, and June 30, 2016	—	—	—	—	—
Common stock, $.01 par value; 15,000,000 shares authorized, 9,349,989, 9,349,989, 9,305,079, 8,523,641, and 8,523,641 shares issued and outstanding at June 30, 2017, March 31, 2017, December 31, 2016, September 30, 2016, and June 30, 2016, respectively.	94	94	93	85	85
Common stock, Nonvoting, $.01 par value; 3,000,000 shares authorized, no shares issued or outstanding at June 30, 2017, March 31, 2017, December 31, 2016, September 30, 2016, and June 30, 2016	—	—	—	—	—
Additional paid-in capital	256,088	253,473	249,476	184,780	184,700
Retained earnings	166,634	158,167	127,239	127,190	122,292
Accumulated other comprehensive income (loss)	7,397	14	(5,022)	22,920	25,592
Treasury stock, at cost, no common shares at June 30, 2017, March 31, 2017, December 31, 2016, September 30, 2016, and June 30, 2016	—	—	—	—	—
Total stockholders’ equity	430,213	411,748	371,786	334,975	332,669

Total liabilities and stockholders’ equity	$4,019,693	$3,985,596	$4,213,329	$4,006,419	$3,144,166

Condensed Consolidated Statements of Operations (Unaudited)
(Dollars in Thousands, Except Share and Per Share Data)

	Three Months Ended			Nine Months Ended
	6/30/2017	3/31/2017	6/30/2016	6/30/2017	6/30/2016
Interest and dividend income:
Loans receivable, including fees	$14,089	$12,773	$9,280	$37,540	$26,147
Mortgage-backed securities	4,544	4,481	3,777	12,345	12,258
Other investments	10,228	10,464	7,706	29,269	21,262
	28,861	27,718	20,763	79,154	59,667
Interest expense:
Deposits	1,039	2,184	136	4,161	434
FHLB advances and other borrowings	2,879	1,568	708	6,251	1,821
	3,918	3,752	844	10,412	2,255

Net interest income	24,943	23,966	19,919	68,742	57,412

Provision for loan losses	1,240	8,649	2,098	10,732	4,057

Net interest income after provision for loan losses	23,703	15,317	17,821	58,010	53,355

Non-interest income:
Refund transfer product fees	5,785	32,487	3,424	38,448	23,062
Tax advance product fees	(108)	31,119	7	31,460	1,575
Card fees	23,052	26,547	18,779	68,013	52,614
Loan fees	982	1,182	1,084	3,034	2,551
Bank-owned life insurance	656	444	454	1,548	1,208
Deposit fees	190	168	144	508	457
Gain (loss) on sale of securities available-for-sale	47	(144)	(102)	(1,331)	(52)
Gain on foreclosed real estate	—	7	—	7	—
Other income	216	360	17	652	127
Total non-interest income	30,820	92,170	23,807	142,339	81,542

Non-interest expense:
Compensation and benefits	22,193	26,766	15,375	66,809	47,140
Refund transfer product expense	1,623	10,178	359	11,852	8,615
Tax advance product expense	72	3,140	—	3,239	—
Card processing	5,755	7,043	5,607	18,377	16,858
Occupancy and equipment	4,034	4,191	3,413	12,202	10,451
Legal and consulting	1,375	1,505	1,221	5,603	3,211
Marketing	381	610	490	1,461	1,531
Data processing	344	392	324	1,099	1,022
Amortization expense	1,887	7,082	1,216	10,494	3,644
Other expense	4,555	6,039	3,622	14,782	10,953
Total non-interest expense	42,219	66,946	31,627	145,918	103,425

Income before income tax expense	12,304	40,541	10,001	54,431	31,472

Income tax expense	2,517	8,399	1,128	11,258	4,258

Net income	$9,787	32,142	$8,873	$43,173	$27,214

Earnings per common share(1)
Basic	$1.05	3.44	$1.04	$4.69	$3.23
Diluted	$1.04	3.42	$1.04	$4.66	$3.21

(1) As of March 31, 2017, certain adjustments to previously reported EPS have been made to correctly reflect the effect of participating securities on basic and diluted EPS calculations in accordance with Accounting Standards Codification 260. These adjustments were a result of the correction of the weighted average number of shares outstanding in the basic EPS calculation and common stock equivalents in the diluted EPS calculation. These changes were immaterial to the overall EPS calculation. June 2016 QTD basic EPS of $1.05 was corrected to $1.04; diluted EPS of $1.04 was not changed. June 2016 YTD basic EPS of $3.24 was corrected to $3.23 and diluted EPS of $3.22 was corrected to $3.21.

Average Balances, Interest Rates and Yields
The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Only the yield/rate has tax-equivalent adjustments. Non-Accruing loans have been included in the table as loans carrying a zero yield.

Three Months Ended June 30,	2017			2016
(Dollars in Thousands)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate
Interest-earning assets:
Specialty Finance Loans*	$356,257	$4,864	5.48%	$135,643	$1,885	5.59%
Retail Bank Loans	837,539	9,225	4.42%	689,105	7,395	4.32%
Tax Advance Loans	10,508	—	—%	1,475	—	—%
Mortgage-Backed Securities	783,164	4,544	2.33%	737,666	3,777	2.06%
Tax-Exempt Investment Securities	1,348,589	8,314	3.80%	1,098,775	6,544	3.63%
Asset-Backed Securities	117,834	782	2.66%	66,845	380	2.29%
Other Investment Securities	133,169	903	2.72%	100,890	638	2.54%
Cash & Fed Funds Sold	40,833	229	2.24%	21,693	144	2.66%
Total interest-earning assets	3,627,893	$28,861	3.69%	2,852,092	$20,763	3.38%
Non-interest-earning assets	371,685			215,703
Total assets	$3,999,578			$3,067,795

Non-interest-bearing deposits	$2,295,046	$—	0.00%	$2,079,457	$—	0.00%
Interest-bearing liabilities:
Interest-bearing checking	42,447	45	0.42%	37,098	22	0.24%
Savings	59,081	8	0.05%	77,655	6	0.03%
Money markets	43,479	19	0.18%	44,396	18	0.16%
Time deposits	75,417	139	0.74%	66,479	90	0.55%
Wholesale deposits	348,771	828	0.95%	—	—	—%
FHLB advances	8,923	125	5.61%	20,956	141	2.71%
Overnight fed funds purchased	512,154	1,470	1.15%	354,659	448	0.51%
Subordinated debentures	73,290	1,112	6.09%	—	—	—%
Other borrowings	16,642	172	4.13%	14,140	119	3.39%
Total interest-bearing liabilities	1,180,204	3,918	1.33%	615,383	844	0.55%
Total deposits and interest-bearing liabilities	3,475,250	$3,918	0.45%	2,694,840	$844	0.13%
Other non-interest-bearing liabilities	99,919			53,730
Total liabilities	3,575,169			2,748,570
Shareholders' equity	424,409			319,225
Total liabilities and shareholders' equity	$3,999,578			$3,067,795
Net interest income and net interest rate spread including non-interest-bearing deposits		$24,943	3.24%		$19,919	3.26%

Net interest margin			3.25%			3.27%
*Specialty Finance Loan Receivables include loan portfolios the Company deems as non-retail bank product offerings or loans not generated by the Retail Bank itself (for example, premium finance and purchased loan portfolios). The loan receivables included in this line item are included in the customary loan categories presented elsewhere within the Company's SEC filings.

Selected Financial Information

At Period Ended:	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016

Equity to total assets	10.70%	10.33%	8.82%	8.36%	10.58%
Book value per common share outstanding	$46.01	$44.04	$39.96	$39.30	$39.03
Tangible book value per common share outstanding	$28.52	$26.35	$21.43	$31.57	$31.17
Tangible book value per common share outstanding excluding AOCI	$27.73	$26.35	$21.97	$28.89	$28.16
Common shares outstanding	9,349,989	9,349,989	9,305,079	8,523,641	8,523,641
Non-performing assets to total assets	1.17%	0.12%	0.05%	0.03%	0.07%

For the Nine Months Ended:	June 30, 2017	June 30, 2016

Average shares outstanding for diluted earnings per share	9,269,391	8,468,375
Net interest margin	3.02%	3.23%
Return on average assets	1.45%	1.23%
Return on average equity	14.79%	12.16%

Select Quarterly Expenses
(Dollars in Thousands)	Actual	Anticipated
For the Three Months Ended	Jun 30, 2017	Sep 30, 2017	Dec 31, 2017	Mar 31, 2018	Jun 30, 2018	Sep 30, 2018	Dec 31, 2018	Mar 31, 2019	Jun 30, 2019

Amortization of Intangibles (1)	$1,887	$1,867	$1,683	$6,874	$1,666	$1,634	$1,488	$4,634	$1,488

Executive Officer Stock Compensation (2)	$2,284	$2,284	$1,268	$1,268	$1,268	$1,268	$899	$899	$899

(1) These amounts are based upon the current reporting period’s intangible assets only.  This table makes no assumption for expenses related to future acquired intangible assets.
(2) These amounts are based upon the long-term employment agreements signed in the first and second quarters of fiscal 2017 by the Company’s three highest paid executives. This table makes no assumption for expenses related to any additional future agreements.

About Meta Financial Group®
Meta Financial Group, Inc. ("MFG") is the holding company for MetaBank®, a federally chartered savings bank. MFG shares are traded on the NASDAQ Global Select Market® under the symbol CASH. Headquartered in Sioux Falls, SD, MetaBank operates in both the Banking and Payments industries through: MetaBank, its traditional retail banking operation; Meta Payment Systems, its electronic payments division; AFS/IBEX, its insurance premium financing division; and Refund Advantage, EPS and SCS, its tax-related financial solutions divisions.

Media Contact:	Investor Relations Contact:
Katie LeBrun	Brittany Kelley Elsasser
Corporate Communications Director	Director of Investor Relations
605-362-5140	605-362-2423
klebrun@metabank.com	bkelley@metabank.com